April 30, 2019

Anthony Wood
Chief Executive Officer
Roku, Inc.
150 Winchester Circle
Los Gatos, CA 95032

       Re: Roku, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2018
           Filed March 1, 2019
           Form 10-Q for the Quarterly Period Ended September 30, 2018 Filed November 9, 2018
           File No. 001-38211

Dear Mr. Wood:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Telecommunications